Exhibit 1.2

AMENDMENT TO REMARKETING AGREEMENT

March 16, 2012

The Bank of New York Mellon Trust Company, N.A.

2 North LaSalle Street, Suite 1020

Chicago, Illinois 60602

Attention: Global Corporate Trust

Ladies and Gentlemen:

Reference is hereby made to the Agreement (the “Agreement”) dated as of February 14, 2012 by and among Great Plains Energy Incorporated, a Missouri corporation (the “Company”), Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as the reset agents and the remarketing agents (the “Remarketing Agents”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, not individually but solely as Purchase Contract Agent (the “Purchase Contract Agent”) and as attorney-in-fact of the holders of Purchase Contracts (as defined in the Purchase Contract and Pledge Agreement referred to below), relating to the appointment of Goldman, Sachs & Co. and J.P. Morgan Securities LLC to serve as Remarketing Agents with respect to the Remarketing of the Notes. Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement.

Pursuant to Section 2(a) and Section 22 of the Agreement, the Agreement is hereby amended as follows:

The co-managers listed on Schedule 1 hereto are hereby appointed as co-Remarketing Agents with respect to the Remarketing of the Notes. Goldman, Sachs & Co. and J.P. Morgan Securities LLC hereby agree to serve as representatives of the Remarketing Agents.

Very truly yours,

GREAT PLAINS ENERGY INCORPORATED

By:	/s/ James C. Shay
Name: James C. Shay Title: Senior Vice President – Finance and Strategic Development and Chief Financial Officer

CONFIRMED AND ACCEPTED:

GOLDMAN, SACHS & CO. as Remarketing Agent

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

CONFIRMED AND ACCEPTED:

J.P. MORGAN SECURITIES LLC as Remarketing Agent

By:	/s/ Robert Bottamedi
Name: Robert Bottamedi Title: Vice President

SCHEDULE 1

BNP Paribas Securities Corp.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

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